LOCK-UP AGREEMENT

May 31, 2001

National Vision, Inc.
296 Grayson Highway
Lawrenceville, Georgia 30045

Ladies and Gentlemen:

As a five percent (5%), or greater, holder (a “5% Holder”) of common stock (the “Common Stock”) of National Vision, Inc., a Georgia corporation (the “Company”), issued under the terms of the First Amended Joint Plan of Reorganization Under Chapter 11, Title 11, United States Code, Filed By Vista Eyecare, Inc. and Certain of Its Debtor Subsidiaries (the “Reorganization Plan”), for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned agrees (i) that for the period commencing on the Effective Date (as defined in the Reorganization Plan) and ending on the six month anniversary of the Effective Date the undersigned will not offer, sell, contract to sell, grant an option to purchase, or otherwise dispose of any shares of Common Stock and (ii) that for the period commencing on the date immediately succeeding the six month anniversary of the Effective Date and ending on the 36 month anniversary of the Effective Date the undersigned will not, without the prior written consent of the Company’s Board of Directors, offer, sell, contract to sell, grant an option to purchase, or otherwise dispose of any shares of Common Stock (it being understood and agreed that such consent shall be withheld only if (in the prompt determination of the Company’s Board of Directors) any such sale, contract to sell, grant of option, or other disposition of Common Stock, after giving effect thereto, (i) would result in a material adverse tax consequence to the Company or (ii) would materially increase the likelihood of the occurrence of a material adverse tax consequence to the Company (as determined after giving effect to other sales of Common Stock occurring on or after the Effective Date and prior to the date that such determination is made, if any)). Subject to the terms and conditions hereof, the undersigned authorizes the Company to cause the transfer agent to decline to transfer and/or to note stop transfer restrictions on the transfer books and records of the Company with respect to any shares of Common Stock and any securities convertible into, exercisable, or exchangeable for Common Stock for which the undersigned is the record holder and, in the case of any such share or securities for which the undersigned is the beneficial but not the record holder, agrees to cause the record holder to cause the transfer agent to decline to transfer and/or to note stop transfer restrictions on such books and records with respect to such shares or securities.

This Lock-Up Agreement shall terminate upon the earlier to occur of (i) the sale (in accordance herewith) of all of the 5% Holder’s Common Stock and (ii) the 36 month anniversary of the Effective Date.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into the agreements set forth herein, and that, upon request, the undersigned will execute any additional documents necessary in connection with enforcement hereof.

This Lock-Up Agreement shall be governed by and construed in accordance with the laws of the State of New York but without giving effect to the conflicts of laws principles thereof.

This Lock-Up Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Lock-Up Agreement may be executed by facsimile signatures.

Very truly yours,
SCUDDER HIGH YIELD SERIES - SCUDDER HIGH YIELD FUND* By: /s/ Harry E. Resis, Jr. Name: Harry E. Resis, Jr. Title: Vice President

Accepted, Acknowledged
and Agreed:

National Vision, Inc.

By:       /s/ Mitchell Goodman
Name:  Mitchell Goodman
Title:    Sr. Vice President and General Counsel

*               A copy of the Agreement and/or Declaration of Trust of the referenced trust or fund (the “Fund”) is on file with the Secretary of State of The Commonwealth of Massachusetts, and notice is hereby given, and by your acceptance hereof you acknowledge, that this instrument is executed on behalf of the Fund and that the obligations of or arising out of this instrument are not binding upon any of the trustees, officers or shareholders individually but are binding only upon the assets and property of the Fund.  If this instrument is executed by a Series of the Fund, you also acknowledge that the obligations of or arising out of this instrument are not binding upon the assets and property of any Series of a fund other than the Series executing this instrument.